Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
	Media Contact:	Lauren C. Steele
VP Corporate Affairs
704-557-4551

	Investor Contact:	David V. Singer
Executive VP & CFO
704-557-4604

FOR IMMEDIATE RELEASE	Symbol: COKE
March 5, 2003	Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Announces Plan to Increase Ownership of

Piedmont Coca-Cola Bottling Partnership

CHARLOTTE, NC—Coca-Cola Bottling Co. Consolidated today announced that its Board has authorized the purchase of half of The Coca-Cola Company’s remaining interest in Piedmont Coca-Cola Bottling Partnership. This transaction, which is expected to close on March 31, 2003, will boost Consolidated’s ownership interest in Piedmont from approximately 55% to slightly more than 77%.

J. Frank Harrison, III, Chairman and CEO said, “This transaction is the second step in the Company’s acquisition of The Coca-Cola Company’s interest in Piedmont. We purchased 4.7% in January, 2002 for $10 million and are now purchasing an additional 22.7% for $53.5 million. We anticipate this transaction to add approximately $.10 to earnings per share in 2003.” Mr. Harrison also said, “Although no formal agreement exists, the Company expects to purchase The Coca-Cola Company’s remaining interest at some point in the future. Acquiring Piedmont in several steps has supported Consolidated’s objectives of owning all of Piedmont while reducing debt and improving the Company’s financial ratios.”

This transaction is subject to negotiation and execution of definitive documentation and neither party is obligated until such documentation is executed.

Forward-looking statements.

Included in this news release are several forward-looking management comments and other statements that reflect management’s current outlook for future periods. These expectations are based on the Company’s current plans, and are subject to future events and uncertainties. These statements include the expected closing of the purchase of half of The Coca-Cola Company’s remaining interest in Piedmont Coca-Cola Bottling Partnership, the Company’s anticipation that the transaction will add approximately $.10 to earnings per share in 2003, the Company’s expectation of purchasing The Coca-Cola Company’s remaining interest at some point in the future and the effects of acquiring Piedmont in several steps as they relate to the objectives of reducing debt and improving financial ratios. Among the future events and uncertainties that could cause actual results to differ include an inability to agree on terms with The Coca-Cola Company in the future, below targeted operating results at Piedmont or other changes that would not allow the Company to meet its internal targets for financial ratios.